EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-236629-01 on Form S-3, Registration Statement No. 333-253630-01 on Form S-3/ASR, and Registration Statement Nos. 333-176090, 333-195902, 333-206457, 333-239544, and 333-256896 on Form S-8 of our reports dated February 22, 2023, relating to the financial statements of PG&E Corporation and the effectiveness of PG&E Corporation’s internal control over financial reporting appearing in this Annual Report on Form 10-K of PG&E Corporation for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
February 22, 2023